Exhibit 99.1

Renewable Energy Group Reports Second Quarter 2016 Financial Results
Q2 2016 Highlights

•	150 million gallons sold, up 56.2% y/y

•	114 million gallons produced, up 56.3% y/y

•	Net income of $6.9 million

•	Adjusted EBITDA of $8.1 million

•	Issued $152.0 million aggregate principal amount of 4.00% Convertible Senior Notes due 2036

•	Repurchased approximately 4.1 million shares of common stock for $35.1 million and $63.9 million principal amount of previously issued convertible notes with proceeds from the new convertible notes

•	Increased ownership in Petrotec to over 90%

Ames, IA, August 4, 2016 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the second quarter ended June 30, 2016.
Revenues for the quarter were $558.3 million. The Company sold 150.1 million gallons of fuel. Compared to the second quarter of 2015, REG sold 56.2% more gallons of fuel resulting in an increase in revenue of 49.4%.   Net income attributable to common stockholders was $6.9 million, compared to a net loss of $2.0 million in the second quarter of 2015.
Adjusted EBITDA for the quarter was $8.1 million.  Results for the quarter include a risk management loss of $30.5 million, which reflects the change in market value of various hedging instruments used to protect cash margins in the current and future periods. The majority of this quarter’s risk management charges are associated with improved margins that will be recognized in the third and fourth quarter.   Adjusted EBITDA in the second quarter of 2015 was $26.1 million.  The prior year period adjusted EBITDA includes $3.6 million of risk management losses, as well as an allocation of the benefit from the retroactive reinstatement of the 2015 Biodiesel Mixture Excise Tax Credit (BTC).
"This was another strong quarter of growth for revenues, gallons produced and gallons sold," said REG President and CEO Daniel J. Oh.  "This growth demonstrates the strength of our core biomass-based diesel operations.  We continue to make meaningful progress at REG Life Sciences and we increased our ownership in Petrotec to over 90%. Furthermore, we repurchased more than 4 million shares of REG common stock with proceeds from our recent convertible note offering, which also provided additional working capital."

Second Quarter 2016 Highlights
All figures refer to the quarter ending June 30, 2016, unless otherwise noted. All comparisons are to the quarter ended June 30, 2015 unless otherwise noted.
REG sold a total of 150.1 million gallons of fuel, an increase of 56.2%. REG produced 114.4 million gallons of biomass-based diesel during the quarter, a 56.3% increase. The average price per gallon sold of biomass-based diesel increased by 2.5% to $3.27 as a result of generally improving conditions.
Revenues were $558.3 million, an increase of 49.4%. The increase is primarily attributable to the increase in gallons sold and that the BTC was in effect in the 2016 period but not in the first half of 2015 (as it was not yet retroactively reinstated), as well as the higher average sales price per gallon.
Gross profit was $24.9 million, or 4.5% of revenues, compared to gross profit of $15.9 million, or 4.3% of revenues. The increase in gross profit was due to the significant increase in gallons sold.
The Company recognized $30.5 million in risk management losses compared to $3.6 million in losses in the second quarter of 2015. The higher losses in the second quarter of 2016 are due to the increase in energy prices in the quarter.
REG recognized $13.4 million in other income due to the change in fair value of the convertible debt conversion liability related to the new convertible bonds issued in the quarter.
Net income attributable to common stockholders was $6.9 million, or $0.16 per share on a fully diluted basis. This compares to a net loss of $2.0 million or $0.05 per share on a fully diluted basis.
In June, the Company issued $152.0 million aggregate principal amount of 4.00% convertible senior notes due 2036. REG used approximately $62.0 million of the net proceeds from the offering to repurchase approximately $63.9 million aggregate principal amount of REG's outstanding 2.75% convertible senior notes due 2019. In addition, REG used net proceeds from the offering to repurchase 4,060,323 shares of its common stock for $35.1 million, or $8.62 per share.
At June 30, 2016, REG had cash and cash equivalents of $74.1 million, an increase of $27.0 million from the prior year end. This increase was largely the result of the remaining proceeds from the issuance of the new convertible notes as well as collections related to the retroactive reinstatement of the 2015 BTC.
At June 30, 2016, accounts receivable were $97.5 million, or 16 days of sales. Accounts receivable at December 31, 2015 were $310.7 million. The decrease in accounts receivable in the quarter was due to the collections related to the BTC. Inventory was $129.8 million at June 30, 2016, or 22 days of sales, an increase of $44.0 million from the prior year end.
Accounts payable were $83.3 million and $236.8 million at June 30, 2016 and December 31, 2015, respectively. The decrease in accounts payable was mainly driven by payments made to our vendors and customers related to the 2015 BTC.
The table below summarizes REG’s results for the second quarter of 2016.
REG Q2 2016 and 2015 Revenues, Net Income and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q2 2016	Q2 2015	Y/Y Change
Gallons sold	150,052	96,082	56.2%
Average selling price	$3.27	$3.19	2.5%
Total revenues	$558,301	$373,762	49.4%
Net income (loss) attributable to common stockholders	$6,867	$(2,001)	N/M
Adjusted EBITDA prior to 2015 BTC allocation	$8,053	$3,259	147.1%
Adjusted EBITDA	$8,053	$26,142	(69.2)%
Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for Company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
(In thousands)
Net income (loss)	$7,124	$(2,163)	$8,810	$(40,467)
Adjustments:
Income tax expense (benefit)	1,887	(707)	1,765	(1,604)
Interest expense	3,738	2,928	7,049	5,671
Gain on involuntary conversion	(997)	—	(4,540)	—
Other (income) expense, net	(15,738)	(1,779)	(15,650)	(2,344)
Change in fair value of contingent liability	3,571	(2,121)	3,556	(1,828)
Straight-line lease expense	(80)	(145)	(174)	(303)
Depreciation	7,824	6,134	15,498	11,747
Amortization	(134)	(206)	(274)	(425)
Other	—	162	—	359
Non-cash stock compensation	858	1,156	1,934	2,236
Adjusted EBITDA before 2015 biodiesel tax credit is allocated into historical results [1]	8,053	3,259	17,974	(26,958)
Biodiesel tax credit [1]	—	22,883	—	38,628
Adjusted EBITDA	$8,053	$26,142	$17,974	$11,670

(1)
On December 18, 2015 the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which reinstated and extended a set of tax provisions, including the retroactive reinstatement for 2015 and extension for 2016 of the federal biodiesel mixture excise tax credit. The retroactive credit for 2015 resulted in a net benefit to the Company that was recognized in the fourth quarter of 2015, however because this credit relates to the full year operating performance and results, we allocated the first three quarters of 2015, respectively, based upon gallons sold and excluded those amounts from the fourth quarter of 2015 Adjusted EBITDA.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 12 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.
For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000 biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000 biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.

Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the strengthening of our core biomass-based diesel business and progress in the development of our development stage life sciences business. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; risks associated with fire or explosion at our facilities, including potential losses associated with the fires at our Geismar facility; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to use our development stage life sciences technologies to produce renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com	The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
REVENUES:
Biomass-based diesel sales	$460,115	$366,455	$707,279	$587,481
Biomass-based diesel government incentives	97,153	7,278	155,554	17,066
	557,268	373,733	862,833	604,547
Other revenue	1,033	29	1,062	133
	558,301	373,762	863,895	604,680
COSTS OF GOODS SOLD:
Biomass-based diesel	533,439	357,832	813,925	604,884
Other costs of goods sold	—	23	2	84
	533,439	357,855	813,927	604,968
GROSS PROFIT (LOSS)	24,862	15,907	49,968	(288)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	20,850	15,359	40,626	32,034
RESEARCH AND DEVELOPMENT EXPENSE	4,427	4,390	8,353	8,250
GAIN ON INVOLUNTARY CONVERSION	(997)	—	(4,540)	—
INCOME (LOSS) FROM OPERATIONS	582	(3,842)	5,529	(40,572)
OTHER INCOME (EXPENSE), NET	8,429	972	5,046	(1,499)
INCOME (LOSS) BEFORE INCOME TAXES	9,011	(2,870)	10,575	(42,071)
INCOME TAX (EXPENSE) BENEFIT	(1,887)	707	(1,765)	1,604
NET INCOME (LOSS)	$7,124	$(2,163)	$8,810	$(40,467)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$6,867	$(2,001)	$8,517	$(40,108)
NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$0.16	$(0.05)	$0.20	$(0.91)
DILUTED	$0.16	$(0.05)	$0.20	$(0.91)
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	42,407,888	43,736,366	43,153,486	44,048,017
DILUTED	42,418,841	43,736,366	43,158,601	44,048,017

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF JUNE 30, 2016 AND DECEMBER 31, 2015
(in thousands, except share and per share amounts)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,078	$47,081
Accounts receivable, net	97,493	310,731
Inventories	129,849	85,890
Prepaid expenses and other assets	73,069	31,882
Total current assets	374,489	475,584
Property, plant and equipment, net	602,409	574,584
Goodwill	16,080	16,080
Intangible assets, net	30,301	30,941
Investments	12,181	8,797
Other assets	12,215	11,819
Restricted cash	105,815	105,815
TOTAL ASSETS	$1,153,490	$1,223,620
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Lines of credit	$48,603	$23,149
Current maturities of long-term debt	7,959	5,206
Accounts payable	83,343	236,817
Accrued expenses and other liabilities	25,978	28,466
Deferred revenue	2,090	333
Total current liabilities	167,973	293,971
Unfavorable lease obligation	16,429	17,343
Deferred income taxes	18,779	19,186
Contingent consideration for acquisitions	34,366	26,949
Convertible debt conversion liability	26,713	—
Long-term debt (net of debt issuance costs of $6,748 and $4,105, respectively)	306,207	247,251
Other liabilities	4,724	4,910
Total liabilities	575,191	609,610
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	578,299	614,010
TOTAL LIABILITIES AND EQUITY	$1,153,490	$1,223,620